ADVISORS SERIES TRUST

                            SHAREHOLDER SERVICE PLAN
                        with respect to The Al Frank Fund


     W H E R E A S: Advisors Series Trust (the "Trust") is registered as an open-end investment company under the Investment Company Act of 1940 (the "Act").

     The Fund is a series of the Trust. The Trust desires to adopt a Plan to provide for shareholder servicing of the Fund's shares (the "Shares").

     Al Frank Asset Management, Inc. ("Al Frank") will serve as shareholder servicing agent for the Shares.

     NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each of the Shares on the following terms and conditions:

     1. The Fund will pay Al Frank, as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution personal shareholder services provided by Al Frank or by securities broker-dealers and other securities professionals ("Service Organizations") to beneficial owners of the Shares ("Clients"), including but not limited to shareholder servicing provided by Al Frank at facilities dedicated to the Shares, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of each of the Shares.

     2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares;
(b) aggregating and processing orders involving the shares of the Shares; (c) processing dividend and other distribution payments from the Trust on behalf of Clients; (d) providing information to Clients as to their ownership of Shares or about other aspects of the operations of the Shares; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Shares to Clients; (g) assisting Clients in changing the Shares' records as to their addresses, dividend options, account registrations or other data; and (h) providing such other similar services as Al Frank may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

     3. The Fund shall pay Al Frank, for its services, at an annual rate of 0.15% of the average daily net assets of the Shares. The Fund may make such payments monthly, and payments to Al Frank may exceed the amount expended by Al Frank during the month or the year to date. In the event that payments to Al Frank during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, Al Frank will promptly refund to the Shares any such excess. Payments to Al Frank may be discontinued, or the rate amended, at any time by the Board of Trustees of the Trust, in its sole discretion. Al Frank may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

     4. While this Plan is in effect, Al Frank shall report in writing at least quarterly to the Trust's Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

     5. This Plan has been approved by a vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan (the "Disinterested Trustees"), by vote cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect until April 1, 2002, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees including the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the Fund.